Exhibit 10.15

November 18, 2015

Dear Jeff,

On behalf of Aimmune Therapeutics (the "Company", or "Aimmune"), it is a great pleasure to extend you this offer of employment as Chief Operating Officer in Brisbane, CA. Your start date with Aimmune Therapeutics will be no later than February 1, 2016 and you agree to give formal notice to Adamas Pharmaceuticals no later than December 28, 2015.

You will be reporting to me as the CEO of Aimmune Therapeutics.

Base Salary

In this position, you will earn an annual base salary of $375,000 which will be paid on a semi-monthly basis.

Future Salary Increases

At Aimmune, employees who join between January 1 and December 31 of a given calendar year are eligible to be considered for a salary merit increase during the next calendar year's Annual Compensation Review process. The Annual Compensation Review process generally takes place in the first quarter of the calendar year. Salary merit increases, if any, will be awarded at the Company's discretion on the basis of your performance.

Sign-On Bonus

To compensate for your loss of corporate bonus payout at Adamas Pharmaceuticals, we will pay you a sign-on bonus of $150,000 payable as follow:·

•	$75,000 will be paid in cash on the first regularly scheduled Company payroll date following your start date.
•

The other half will be provided in the form of 5,000 RSUs to be fully cliff vested one year from your start date. Your RSUs will be approved in the first Board of Directors meeting following your start date.

You certify, by your signature on the offer letter below, that you will not accept any corporate bonus payment from Adamas for 2015 performance, which is the basis for this sign-on bonus.

In addition to your sign-on bonus, you will receive a $15,000 annual lump sum bonus in each of the next two years, paid out on March 1, 2017 and March 1, 2018. However, if your target bonus changes from 35% of salary to 40% of salary during this timeframe, you will receive the adjusted target bonus % in lieu of any remaining payments of the annual $15,000 lump sum bonus referenced above.

If you voluntarily resign from the Company on or prior to the one-year anniversary of your Hire Date, you acknowledge and agree that you will be obligated to repay to the Company 100% of your cash Sign-on Bonuses by no later than sixty (60) days from the date of your resignation.

Annual  Bonus Program

You will also be eligible to participate in Aimmune's annual bonus program. Current target bonus opportunity for your position is 35% of your annual base salary, with the actual amount of such bonus, if any, being determined by the Company in its sole discretion, based on your performance and that of the Company against goals established by the Board. You must commence your employment by September 30 in order to be eligible for a bonus for the calendar year during which you were hired. If you join the Company between January 1 and September 30, you will be eligible for a pro rated bonus for that calendar year. You must be employed through the date bonuses are disbursed to employees generally in order to be eligible for the bonus. Aimmune reserves the right to change or eliminate its annual bonus program.

Jeff Knapp

November 18, 2015

New Hire Option Grant

The Company will recommend to the Board of Directors that it grant you an option to purchase 250,000 shares of the Company's common stock (the "Stock Option") at a per share exercise price equal to the fair market value of a share of the Company's common stock on the date of grant (as determined by the Board). Subject to your continued employment with the Company through the applicable vesting date, 25% of the shares underlying the Stock Option will vest on the first anniversary of the date you commence employment with the Company and 1/48th of the total number of shares initially underlying the Stock Option will vest on each monthly anniversary thereafter. The Stock Option will otherwise be subject to the terms and conditions of Aimmune's stock option plan and a stock option agreement to be entered into between you and Aimmune.

Annual Equity Grant Program

You may also be eligible to be considered for the Company's annual equity grant program based on your performance. If you join the Company between January 1 and September 30 of the current calendar year, you will be eligible for a prorated annual equity grant in the calendar year that follows, with the actual amount of such equity grant, if any, being determined by the Company in its sole discretion and approved by our Board of Directors. If you join the Company after September 30 of the current calendar year, your eligibility to participate will be postponed to the following calendar year.

Benefit

In addition to your salary, you will be eligible for all of Aimmune's standard employee benefit plans, which currently include employer subsidized medical, dental and vision insurance, long term disability, and life insurance. You will also be eligible for Paid Time Off (PTO) which begins accruing from your date of hire at the rate of 20 days per year, in addition to the paid annual closedown between December 25th and January 151.  You should note that Aimmune may modify salaries and benefits from time to time as it deems necessary. For additional details, please review the Employee Manual.

Background Check and Reference Check

As a part of Aimmune's employment process, we reserve the right to conduct background checks and/or reference checks on all potential employees to the fullest extent permitted under applicable law. This offer of employment, therefore, is contingent upon completion of these checks with results satisfactory to the Company. Aimmune has partnered with HireRight to conduct background checks on prospective employees. You will be contacted by HireRight via email shortly and be asked to consent to a background check and to provide basic information for HireRight to verify. Please respond to HireRight's requests within two days of being contacted.

Employment At-Will

This letter and your response are not intended to constitute a contract of employment for a definite term. If you accept our offer of employment, you will be an employee at-will, meaning that either you or the Company may terminate our employment relationship at any time for any reason, with or without cause and with or without advance notice.  None of the benefits offered to you by the Company create a right to continue in employment for any particular period of time. The terms and conditions of your employment, including without limitation your job title, hours of work, work location, compensation, the stock option plan, and other employee benefits may change over the course of employment at the Company's sole discretion. Although not required, we request that, in the event of resignation, you give the Company at least two weeks' notice to aid in the orderly transition of your duties and responsibilities.

Proprietary Rights Agreement

As an Aimmune employee you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct included in the Aimmune Employee Handbook and in other Company policies, including our Insider Trading Policy. Furthermore, as a condition of employment, you will be required to sign and comply with a proprietary information and nondisclosure agreement, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information.

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines set forth in this paragraph. In addition, by signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that might restrict your activities on behalf of the

Jeff Knapp

November 18, 2015

Company in any manner. Notwithstanding the foregoing, nothing in this offer letter, Employee Handbook or proprietary information and nondisclosure agreement is intended to limit your right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

Moreover, you agree that during the term of your employment, you will not engage in any other employment, occupat ion, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Eligibility for Employment

As required by law, this offer is subject to your submission of an I-9 Form and satisfactory proof of your right to work in the United States no later than three days after your employment begins. This offer of employment is contingent upon obtaining proper work authorization in the United States.

Acceptance

If you wish to accept this offer of employment with Aimmune Therapeutics, please sign below and return one signed copy to me. This offer of employment will expire on November 23, 2015.

This offer of employment and the Proprietary Information and Nondisclosure Agreement constitute the entire agreement, and supersede all prior agreements, understanding or statements concerning your employment and all related matters, including, but not limited to, any representations made during your interviews, whether written or oral.  While other terms of your employment may change over time, please note that the at-will employment provision of this offer of employment may not be modified or amended, except by a written agreement signed by the Company's CEO and you.

We are pleased to welcome you to Aimmune Therapeutics. If you have any questions, please do not hesitate to contact me at 650-396-3283.

Sincerely,

/s/ Stephen Dilly

Stephen Dilly CEO

Enclosures

AGREED TO AND ACCEPTED:

I accept the written terms in this offer of employment letter. This offer and attached agreements may be executed in counterparts.  A pdf copy of a signature shall have the same force and effect as an original.

Signature:	/s/Jeffrey Knapp	Date:	11/20/2015
Jeff Knapp

Agreed Upon Start Date:	No later than 2/1/2016